UNITED STATES                      SEC FILE NUMBER
                   SECURITIES AND EXCHANGE COMMISSION                0-27937
                         WASHINGTON, D.C. 20549                    CUSIP NUMBER

                               FORM 12b -25

                           NOTIFICATION OF LATE FILING

Check One:

     [ ]Form 10-K   [ ]Form 20-F   [ ]Form 11-K   [X]Form 10-QSB   [ ]Form N-SAR

     For Period Ended: June 30, 2005
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:
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If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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         DRAGON PHARMACEUTICAL INC.
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         Full Name of Registrant


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         Former Name if Applicable


         1900-1055 West Hastings Street
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         Address of Principal Executive Office (Street and Number)


         Vancouver, British Columbia, Canada  V6E 2E9
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         City, State and Zip Code

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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]  (c)  The accountant's  statement or other exhibit required by Rule 12b
               - 25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, transition report or a portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to its international operations and recent acquisition of Oriental Wave Holdings, Ltd., Dragon Pharmaceutical Inc. needs more time to complete its Form 10-QSB for the quarter period ended June 30, 2005.

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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification.

     Garry Wong                                         (604) 669-8817
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     (Name) (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [X] Yes                    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Based on current information, no.

     [ ] Yes                    [X] No


                           DRAGON PHARMACEUTICAL INC.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    August 16, 2005                  By:  /s/ Garry Wong
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                                               Garry Wong, Principal
                                               Financial Officer